                                                                    EXHIBIT 99.1

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND THEY ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS SUPPLEMENT (Subject to Completion) Issued January 13, 2003

(To Prospectus dated March 30, 2000)

                                6,200,000 Shares

                           [Apache Corporation LOGO]

                                  COMMON STOCK

                            ------------------------

APACHE CORPORATION IS OFFERING 6,200,000 SHARES OF ITS COMMON STOCK.

                            ------------------------

OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE AND THE CHICAGO STOCK EXCHANGE UNDER THE SYMBOL "APA." ON JANUARY 10, 2003, THE LAST REPORTED SALE PRICE OF OUR COMMON STOCK ON THE NEW YORK STOCK EXCHANGE WAS $56.60 PER SHARE.

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT.

                            ------------------------
                              PRICE $      A SHARE
                            ------------------------

                                                                  UNDERWRITING
                                                       PRICE TO   DISCOUNTS AND   PROCEEDS TO
                                                        PUBLIC     COMMISSIONS      APACHE
                                                       --------   -------------   -----------
Per Share............................................     $            $              $
Total................................................  $            $              $

Apache Corporation has granted the underwriters the right to purchase up to an additional 930,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on January   , 2003.

                            ------------------------

MORGAN STANLEY
                    SALOMON SMITH BARNEY
                                             RBC CAPITAL MARKETS

                            ------------------------

ROBERT W. BAIRD & CO.
                  A.G. EDWARDS & SONS, INC.
                                     PETRIE PARKMAN & CO.
                                                   RAYMOND JAMES
January   , 2003

                          [APACHE CORPORATION CHARTS]


     These charts reflect our estimated production before and after the pending BP transactions by core areas. Percentages are calculated by using Apache's January 2003 estimated daily production rate and our estimate of the daily production rate from the BP assets for 2003, which we used to value the assets that we have agreed to acquire. The estimated production attributable to the pending BP transactions is based solely on our internal estimates and has not been reviewed by our independent reserve engineers. There is no assurance that the pending BP transactions will be completed or that our estimate of production will prove correct.

                               OIL AND GAS TERMS

When describing natural gas:........   Mcf            = thousand cubic feet
                                       MMbtu          = million British thermal units
                                       MMcf           = million cubic feet
                                       Bcf            = billion cubic feet
When describing oil:................   Bbl            = barrel
                                       Mbbls          = thousand barrels
                                       MMbbls         = million barrels
When comparing natural gas to
  oil:..............................   6 Mcf of gas   = 1 bbl of oil equivalent
                                       Boe            = barrel of oil equivalent
                                       Mboe           = thousand barrels of oil equivalent
                                       MMboe          = million barrels of oil equivalent

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Oil and Gas Terms.....................     i
About this Prospectus Supplement......    ii
Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-7
Special Note Regarding Forward-Looking
  Statements..........................  S-12
Use of Proceeds.......................  S-13
Capitalization........................  S-14
Price Range of Common Stock...........  S-15
Dividend Policy.......................  S-15
Material U.S. Federal Tax Consequences
  to Non-U.S. Holders of Common
  Stock...............................  S-16
Underwriting..........................  S-19
Legal Matters.........................  S-21
Experts...............................  S-21
Where You Can Find More Information
  About the Company...................  S-22

                                        PAGE
                                        ----
                 PROSPECTUS
About This Prospectus.................     1
Where You Can Find More Information...     1
Cautionary Statements Regarding
  Forward-Looking Statements..........     3
Apache Corporation....................     3
Apache Trusts.........................     3
Ratios of Earnings to Fixed Charges
  and to Combined Fixed Charges and
  Preferred Stock Dividends...........     4
Use of Proceeds.......................     5
The Securities Apache and the Apache
  Trusts May Offer....................     5
Description of Capital Stock..........     7
Description of Depositary Shares......    15
Description of Debt Securities........    18
Description of Trust Preferred
  Securities..........................    32
Description of Trust Preferred
  Securities Guarantees...............    38
Description of Common Stock Purchase
  Contracts and Units.................    41
Book-Entry Securities.................    41
Plan of Distribution..................    43
Legal Matters.........................    44
Experts...............................    44

                            ------------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock. The second part is the accompanying prospectus, which contains a description of the common stock and gives more general information, some of which may not apply to the common stock.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. If the information in this prospectus supplement varies from the information contained or incorporated by reference in the accompanying prospectus, you should rely on the information in this prospectus supplement. No person is authorized to provide you with different information or to offer the common stock in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that is important to you. You should carefully read this prospectus supplement, the accompanying prospectus and the other documents we refer to and incorporate by reference for a more complete understanding of us and this offering. In particular, we incorporate important business and financial information in this prospectus supplement and the accompanying prospectus by reference. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option. Unless otherwise stated, the dollar amounts and financial data contained in this prospectus supplement and the accompanying prospectus are presented in U.S. dollars.

     Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms "we," "our," "us" or "Apache" as used in this prospectus supplement refer to Apache Corporation.

                               APACHE CORPORATION

     Apache Corporation is an independent energy company that, directly and through subsidiaries, explores for, acquires and develops oil and gas reserves and produces natural gas, crude oil, condensate and natural gas liquids. In North America, our exploration and production interests are focused on the Gulf of Mexico, the Anadarko Basin, the Permian Basin, the Gulf Coast and the Western Sedimentary Basin of Canada. Outside North America, we currently have exploration and production interests offshore Western Australia, Argentina and in Egypt and exploration interests in Poland and offshore The People's Republic of China.

     Through September 30, 2002, our average daily production was:

      --   162 Mbbls of crude oil, condensate and natural gas liquids; and

      --   1,082 MMcf of natural gas.

     As of December 31, 2001, our worldwide proved reserves totaled 1,267 MMboe, including:

      --   599 MMbbls of crude oil, condensate and natural gas liquids; and

      --   4,005 Bcf of natural gas.

STRATEGY

     Our strategy is to increase our oil and gas reserves, production, cash flow and earnings through a balanced growth program that involves:

      --   exploiting our existing asset base;

      --   acquiring properties to which we can add incremental value; and

      --   investing in high-potential exploration prospects.

     Exploiting Our Existing Asset Base. We seek to maximize the value of our existing asset base by increasing production and reserves while controlling per unit operating costs. In order to achieve these objectives, we rigorously examine our operations to reduce costs, identify production enhancement initiatives such as workovers and recompletions employing new technology, and divest marginal and non-strategic properties.

     Acquiring Properties To Which We Can Add Incremental Value. Generally, we seek to purchase reserves at appropriate prices by avoiding auction processes where we are competing with other buyers and timing our acquisitions to avoid the peak of the price cycle. Our aim is to follow each acquisition with a cycle of reserve enhancement, property consolidation and cash flow acceleration, thereby facilitating asset growth and debt reduction. During the past decade, we have consistently succeeded in adding value to acquired properties through this strategy. We made acquisitions totaling $1.4 billion, $1.2 billion and approximately $355 million, and acquired proved reserves of 253.8 MMboe, 212.6 MMboe and approximately 50 MMboe, in 2000, 2001 and 2002, respectively. We believe that the current environment is favorable for possible additional acquisitions. We continue to evaluate attractive opportunities. Any future acquisitions would be subject to a number of conditions, including conditions beyond our control, and there can be no assurance that we will enter into or actually consummate any such transactions.

     Investing In High-Potential Exploration Prospects. Our international investments and exploration activities are a significant component of our long-term growth strategy. They complement our North American operations, which are more development oriented. We seek to concentrate our exploratory investments in a select number of international areas and to become a dominant operator in those regions. We believe that these investments, although higher-risk, offer the potential for significant reserve additions.

     A critical component in implementing our three-pronged growth strategy is maintenance of significant financial flexibility. We are committed to preserving a strong balance sheet and credit position to give us the foundation required to pursue our growth initiatives.

RECENT DEVELOPMENTS

     Pending Transactions with BP p.l.c. On January 11, 2003, we signed two purchase and sales agreements with subsidiaries of BP p.l.c., which we refer to collectively as "BP," to purchase their interests in 61 producing fields, including 113 blocks in the Gulf of Mexico and two producing fields in the North Sea. We will operate 36 of the producing fields in the Gulf of Mexico and both of the producing fields in the North Sea.

     Each of the purchase agreements is effective as of January 1, 2003. We anticipate the purchase of the Gulf of Mexico properties will close late in the first quarter of 2003, and the purchase of the North Sea properties will close late in the second quarter of 2003. The total purchase price for all of the assets being acquired is $1.3 billion, with $670 million allocated to the purchase of the Gulf of Mexico assets and $630 million allocated to the North Sea assets. The actual price payable upon the closing of each purchase will be reduced by the net cash flow attributable to the acquired fields, and increased by interest on the purchase price, from January 1, 2003, until the date of closing. The purchase price will also be subject to customary closing adjustments. Owners of working interests in certain Gulf of Mexico properties have preferential purchase rights which, if exercised, would reduce the interests we purchase in those properties and the purchase price we would pay. Neither acquisition is conditional upon the consummation of the other acquisition.

     The properties we are acquiring from BP in the Gulf of Mexico complement our extensive existing reserves and production in the Gulf, while the North Sea properties establish a new core area for us. Of the Gulf of Mexico properties we will acquire, most of the working interests exceed 50 percent, 19 of the fields are owned 100 percent and approximately 70 percent of the production will be operated by us. We are acquiring a 96 percent working interest in, and will be the operator of, the North Sea properties.

     We estimate that the properties we will acquire in the BP transactions had proved reserves as of January 1, 2003 of:

      --   186.5 MMbbls of crude oil and natural gas liquids; and

      --   279.9 Bcf of natural gas.

     Using the conventional equivalence of one barrel of oil to six Mcf of gas, these estimated proved reserves totaled 233.2 MMboe and were approximately 80 percent oil and 20 percent gas. Approximately 93 percent of these estimated proved reserves are developed reserves. We also estimate that 21 percent of the total oil reserves and 100 percent of the reserves of natural gas are in the Gulf of Mexico properties.

     The 2003 production estimates used to value the acquisition were:

      --   65.5 Mbbls per day of crude oil and natural gas liquids; and

      --   197.6 MMcf per day of natural gas.

     The estimates mentioned in the preceding three paragraphs are based on our analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines. The reserves and average daily production attributable to the BP transactions are based solely on our internal estimates and have not been reviewed by our independent reserve engineers. There is no assurance that the BP transactions will be completed or, if completed, that our estimates of reserves and average daily production will prove correct.

     In order to preserve our strong financial position in a period of cyclically high gas and oil prices, we hedged 40.8 MMbbls of oil at an average price of $24.78 per Bbl and 70 Bcf of natural gas at an average price of $4.55 per MMbtu through 2004. We have agreed to sell all of the North Sea production from those properties over the next two years to BP at a combination of fixed and market sensitive prices pursuant to a contract entered into in connection with the North Sea purchase agreement. The fixed price portion of our contract with BP is included in the 40.8 MMbbl oil hedge.

     The BP transactions have received all necessary corporate approvals, and are not conditioned upon financing, but are subject to customary closing conditions, regulatory approvals under the U.S. Hart-Scott-Rodino Act and, in the case of the North Sea properties, U.K. regulatory and other approvals.

     Completed Acquisitions. A significant part of our growth strategy is to increase oil and gas reserves, production and cash flow through an active acquisition program. Apache has consummated several acquisitions since January 1, 2002.

     In December 2002, Apache completed the acquisition of certain South Louisiana properties comprising 234,000 net acres (366 square miles) with estimated net proved reserves of 30 MMboe, 88 percent of which is estimated to be natural gas, for approximately $260 million, subject to normal post-closing adjustments. The acquisition also includes 135 producing wells and access to 849 square miles of 3-D seismic data covering the relatively contiguous acreage position. Based on our analysis of historical production rates, assumptions regarding capital expenditures and anticipated production declines, we anticipate 2003 net daily production to approximate 55 MMcf of natural gas and 2,100 barrels of oil. We also entered into a separate exploration joint venture with the seller whereby the seller will actively generate prospects on certain South Louisiana acreage for a total cost of $25 million over a two year period.

     We have also completed several smaller acquisitions since January 1, 2002, for an aggregate of approximately $95 million. Together, these acquisitions include proved reserves of approximately 20 MMboe.

     2002 Drilling Results. During 2002, we completed 1,018 gross wells as producers out of a total of 1,089 gross wells drilled. In the fourth quarter of 2002, we announced our fourth deep water discovery on our West Mediterranean concession offshore Egypt, and a new discovery in our Ras El Hekma concession in Egypt. These wells were, respectively, the 10th and 11th discoveries for us in Egypt and our 15th and 16th discoveries worldwide for the year.

                            ------------------------

     Our executive offices are located at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056, and our telephone number is (713) 296-6000.

                                  THE OFFERING

Common stock offered..........   6,200,000 shares

Common stock to be outstanding
after this offering...........   150,250,678 shares

Use of proceeds...............   We expect that our net proceeds from the
                                 offering will be approximately $337.5 million, assuming an offering price of $56.60 per share and after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us. We intend to use the net proceeds from the offering, together with cash on hand, net cash generated from operations and short-term and long-term borrowings, to fund the cash requirements of the pending BP transactions. Pending such use, we will use the net proceeds to repay indebtedness under our commercial paper facilities and our money market lines of credit in the ordinary course of business or to make short-term investments. We will use any net proceeds not used to finance the BP transactions for general corporate purposes.

Dividends.....................   On December 18, 2002, we announced that our
                                 board of directors had declared a special 5 percent dividend, payable in shares of our common stock, which will be paid on April 2, 2003, to shareholders of record on March 12, 2003. The board also declared the regular cash dividend on our common stock of $.10 per share.
                                 The cash dividend will be paid on February 21, 2003, to shareholders of record on January 22, 2003. Purchasers of our common stock in this offering who own their shares at the close of business on the applicable record date will be entitled to receive the common stock and cash dividends.

Risk factors..................   See "Risk Factors" and other information
                                 included in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of the common stock.

New York and Chicago Stock
Exchange symbol...............   APA

     The number of shares of our common stock to be outstanding after the offering is based on 144,050,678 shares outstanding as of December 31, 2002, and excludes:

      -- 4,010,789 shares of treasury stock, of which 1,597,272 shares are reserved for issuance under one of our stock option plans (of which options to purchase 1,392,705 shares at an average exercise price of $52.43 per share are outstanding), 450,000 shares are reserved for certain restricted stock grants and 345,269 shares are reserved for issuance under our deferred delivery plan;

      -- 4,305,652 shares of common stock reserved for issuance under our stock option plans, of which options to purchase 4,001,778 shares at an average exercise price of $37.02 per share are outstanding;

      -- 3,927,065 shares reserved for issuance under our deferred delivery plan and for certain additional stock grants; and

      -- the shares issuable as a result of the 5 percent common stock dividend declared on December 18, 2002.

                      SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

     We have provided in the tables below our selected financial and operating data. The financial information for each of the years in the three-year period ended December 31, 2001, and at December 31, 1999, 2000 and 2001, has been derived from our audited financial statements. The financial information for the nine-month periods ended September 30, 2001 and 2002, and at September 30, 2001 and 2002, has been derived from our unaudited financial statements. In our management's opinion, these unaudited financial statements have been prepared on the same basis as our audited financial statements except as noted below. You should read the following financial information in conjunction with our consolidated financial statements and related notes that we have incorporated by reference in the accompanying prospectus.

                                                                            NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                              ---------------------------------------   -------------------------
                                1999(1)       2000(2)       2001(3)        2001          2002
                              -----------   -----------   -----------   -----------   -----------
                                                                               (UNAUDITED)
                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Total revenues(4)...........  $ 1,146,553   $ 2,283,904   $ 2,777,126   $ 2,272,113   $ 1,829,500
Net income..................      200,855       713,056       723,399       644,779       373,510
Income attributable to
  common stock..............      186,406       693,068       703,798       630,086       364,115
Net income per common share:
  Basic(5)..................         1.57          5.34          5.13          4.59          2.59
  Diluted(6)................         1.56          5.16          4.97          4.43          2.55
Cash dividends declared per
  common share(7)...........          .25           .19           .35           .25           .30
Net cash provided by
  operating activities......      638,174     1,529,386     1,934,727     1,527,964     1,009,269
BALANCE SHEET DATA (AT END
  OF PERIOD):
Working capital.............  $     6,290   $    76,673   $   175,291   $    88,214   $   369,208
Total assets................    5,502,543     7,481,950     8,933,656     9,066,735     9,248,709
Long-term debt..............    1,879,650     2,193,258     2,244,357     2,311,512     2,163,182
Shareholders' equity........    2,669,427     3,754,640     4,418,483     4,398,202     4,761,160
Common shares
  outstanding(8)............  125,396,110   135,998,223   137,103,179   137,090,273   143,966,713

------------

(1) Includes the results of the acquisitions of certain oil and gas properties from Petsec Energy Inc., Shell Offshore Inc. and affiliated Shell entities, British-Borneo Oil & Gas Plc and Shell Canada Limited after February 1, 1999, May 18, 1999, June 18, 1999 and November 30, 1999, respectively.

(2) Includes the results of the acquisitions of certain oil and gas properties from Repsol, Collins & Ware, Occidental and Phillips after January 24, 2000, June 30, 2000, August 17, 2000, and December 29, 2000, respectively.

(3) Includes the results of the acquisitions of certain oil and gas properties from Repsol YPF and Fletcher Challenge Energy after March 22, 2001, and March 27, 2001, respectively.

(4) As a result of the consensus on Emerging Issues Task Force Issue 00-10, "Accounting for Shipping and Handling Fees and Costs," for the nine months ended September 30, 2002, third party gathering and transportation costs in the amount of $27.5 million have been reported as an operating expense instead of a reduction to revenues as previously reported. A reclassification has been made to reflect this change for the nine months ended September 30, 2001, resulting in an increase in reported revenue and operating expense for that period of $24.1 million. The change has no impact on income attributable to common stock. The income statement data for each of the years in the three-year period ended December 31, 2001, do not reflect the reclassification and report third party gathering and transportation costs as a reduction of revenues. For 1999, 2000 and 2001, the reclassification would result in an increase in reported revenue and operating expense of $15.1 million, $18.1 million and $32.3 million, respectively, with no impact on income attributable to common stock.

(5) Does not take into account the 5 percent common stock dividend declared in December 2002. If the effects of the dividend had been taken into account, Net income per common share -- Basic would have been $1.50, $5.09 and $4.89 for the years ended December 31, 1999, 2000 and 2001, respectively, and $4.37 and $2.47 for the nine month periods ended September 30, 2001 and 2002, respectively.

(6) Does not take into account the 5 percent stock common dividend declared in December 2002. If the effects of the dividend had been taken into account, Net income per common share -- Diluted would have been $1.49, $4.91 and $4.73 for the years ended December 31, 1999, 2000 and 2001, respectively, and $4.22 and $2.43 for the nine month periods ended September 30, 2001 and 2002, respectively.

(7) Does not take into account the 5 percent common stock dividend declared in December 2002. If the effects of the dividend had been taken into account, Cash dividends per common share would have been $.24, $.18 and $.33 for the years ended December 31, 1999, 2000 and 2001, respectively, and $.24 and $.29 for the nine month periods ended September 30, 2001 and 2002, respectively.

(8) Does not take into account the 5 percent common stock dividend declared in December 2002. If the effects of the dividend had been taken into account, common shares outstanding would have been 131,665,916 shares, 142,798,134 shares and 143,958,338 shares for the years ended December 31, 1999, 2000 and 2001, respectively, and 143,944,787 shares and 151,165,049 shares for the nine month periods ended September 30, 2001 and 2002, respectively.

                                                                            NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                    ----------------------------------   -----------------------
                                      1999        2000         2001         2001         2002
                                    --------   ----------   ----------   ----------   ----------
OPERATING DATA:
Proved reserves:
  Oil (Mbbls)(1)..................   415,242      522,473      599,388
  Natural gas (Bcf)...............     2,352        3,384        4,005
     Total proved reserves
       (Mboe)(2)..................   807,172    1,086,418    1,266,943
  Reserves outside North America
     (% of total).................        27%          20%          25%
  Reserve replacement ratio(3)....       360%         393%         244%
  Reserve life index (years)(4)...      10.8         11.4         10.1
  Finding and development costs
     per Boe(2)(5)................  $   5.79   $     5.65   $     5.64
Average daily production:
  Oil (Mbbls/day)(1)..............        95          122          156          152          162
  Natural gas (MMcf/day)..........       656          831        1,127        1,115        1,082
     Total production
       (Mboe/day)(2)..............       204          261          344          338          343
Average lease operating costs per
  Boe(2)..........................  $   2.56   $     2.68   $     3.24   $     3.20   $     3.67

------------

(1) Includes crude oil, condensate and natural gas liquids.

(2) 6 Mcf of natural gas = 1 Boe.

(3) Total reserve additions for the period, including revisions and net of property sales, divided by annual production.

(4) Total proved reserves at period end divided by annual production.

(5) Total capitalized costs incurred for the period, excluding capitalized interest and property sales, divided by total reserve additions for the period, including revisions.

                                  RISK FACTORS

     Before making an investment in shares of our common stock, you should carefully consider the risks described below, as well as the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, please read "Special Note Regarding Forward-Looking Statements" in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

REPERCUSSIONS FROM THE TERRORIST ACTS COMMITTED IN THE UNITED STATES COULD HARM OUR BUSINESS OPERATIONS AND ADVERSELY IMPACT OUR ABILITY TO MEET OUR EXPECTATIONS AND TO FULFILL OTHER FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

     The terrorist attacks on September 11, 2001, have caused instability in the world's markets. There can be no assurance that the current armed hostilities will not escalate or that these terrorist attacks, or the United States' responses to them, will not lead to further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to the economic instability in the United States and the other regions in which we operate. Armed conflict, civil unrest, additional terrorist activities and the attendant political instability and societal disruption may reduce demand for our products or disrupt our ability to conduct our exploration, production, development and marketing activities, which could harm our business.

OIL AND NATURAL GAS PRICES ARE VOLATILE. VOLATILITY IN OIL AND NATURAL GAS PRICES CAN ADVERSELY AFFECT OUR RESULTS AND THE PRICE OF OUR COMMON STOCK. THIS VOLATILITY ALSO MAKES VALUATION OF OIL AND GAS PRODUCING PROPERTIES DIFFICULT AND CAN DISRUPT MARKETS.

     Oil and natural gas prices have historically been, and are likely to continue to be, volatile. The prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty, worldwide economic conditions, weather conditions, import prices, political conditions in major oil producing regions, especially the Middle East, and actions taken by OPEC. The prices for oil and natural gas could be significantly affected by the prospect and outcome of war in Iraq, for example.

     Our quarterly results of operations may fluctuate significantly as a result of variations in oil and natural gas prices and production performance. In recent years, oil and natural gas price volatility has become increasingly severe. You can expect the market price of our common stock to decline when our quarterly results decline or at any time when events actually or potentially adverse to us or the industry occur. Our common stock price may decline to a price below the price you paid to purchase your shares of common stock in this offering.

     This volatility makes it difficult to estimate with precision the value of producing properties in acquisitions and to budget and project the return on exploration and development projects involving our oil and gas properties. In addition, unusually volatile prices often disrupt the market for oil and gas properties, as buyers and sellers have more difficulty agreeing on the purchase price of properties.

A SUBSTANTIAL OR EXTENDED DECLINE IN OIL AND GAS PRICES WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     A substantial or extended decline in oil and gas prices would have a material adverse effect on our financial position, results of operations, quantities of oil and gas that may be economically produced, and access to capital. A significant decrease in price levels for an extended period would negatively affect us in several ways:

      -- our cash flow would be reduced, decreasing funds available for capital expenditures employed to replace reserves or increase production;

      -- certain reserves would no longer be economic to produce, leading to both lower proved reserves and cash flow; and

      -- access to other sources of capital, such as equity or long-term debt markets, could be severely limited or unavailable.

Consequently, our revenues and profitability would suffer.

OUR ABILITY TO SELL OUR OIL AND GAS PRODUCTION COULD BE MATERIALLY HARMED IF WE FAIL TO OBTAIN ADEQUATE SERVICES SUCH AS TRANSPORTATION AND PROCESSING.

     The sale of our oil and gas production, particularly outside of North America, depends on a number of factors beyond our control, including the availability and capacity of transportation and processing facilities. Our failure to obtain such services on acceptable terms could materially harm our business.

WE HAVE RECORDED WRITE-DOWNS BECAUSE OF FULL COST ACCOUNTING RULES AND MAY BE REQUIRED TO DO SO AGAIN IN THE FUTURE.

     Under the full cost accounting rules of the U.S. Securities and Exchange Commission ("SEC"), we review the carrying value of our proved oil and gas properties each quarter on a country-by-country basis. Under these rules, capitalized costs of proved oil and gas properties--net of accumulated depreciation, depletion and amortization, and deferred income taxes--may not exceed the present value of estimated future net cash flows from proved oil and gas reserves, discounted at 10 percent, plus the lower of cost or fair value of unproved properties included in the costs being amortized, net of related tax effects.

     These rules generally require pricing future oil and gas production at the unescalated oil and gas prices in effect at the end of each fiscal quarter. They also require a write-down if the "ceiling" is exceeded, even if prices declined for only a short period of time.

     If oil and gas prices fall significantly, a write-down may occur. Write-downs required by these rules do not impact cash flow from operating activities.

THE OIL AND GAS RESERVES DATA WE REPORT ARE ONLY ESTIMATES AND MAY PROVE TO BE INACCURATE.

     There are numerous uncertainties inherent in estimating quantities of oil and natural gas reserves of any category and in projecting future rates of production and timing of development expenditures, which underlie the reserve estimates, including many factors beyond our control. Reserve data represent only estimates. In addition, the estimates of future net cash flows from our proved reserves and their present value are based upon various assumptions about future production levels, prices and costs that may prove to be incorrect over time. Any significant variance from the assumptions could result in the actual quantity of our reserves and future net cash flows from them being materially different from the estimates. In addition, our estimated reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices, operating and development costs and other factors.

     At December 31, 2001, approximately 24 percent of our estimated proved reserves were undeveloped. Recovery of undeveloped reserves generally requires significant capital expenditures and successful drilling operations. The reserve data assumes that we can and will make these expenditures and conduct these operations successfully, which may not occur.

IF WE FAIL TO ACQUIRE OR FIND ADDITIONAL RESERVES, OUR RESERVES AND PRODUCTION WILL DECLINE MATERIALLY FROM THEIR CURRENT LEVELS.

     The rate of production from oil and gas properties generally declines as reserves are depleted. Except to the extent that we acquire additional properties containing proved reserves, conduct successful exploration and development activities, successfully apply new technologies or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, our proved reserves will decline materially as reserves are produced. Future oil and gas production is, therefore, highly dependent upon our level of success in acquiring or finding additional reserves.

WE INCUR SUBSTANTIAL COSTS TO COMPLY WITH GOVERNMENT REGULATIONS, ESPECIALLY REGULATIONS RELATING TO ENVIRONMENTAL PROTECTION, AND COULD INCUR EVEN GREATER COSTS IN THE FUTURE.

     Our exploration, production, development and marketing operations are regulated extensively at the federal, state and local levels, as well as by other countries in which we do business. We have made and will continue to make large expenditures in our efforts to comply with the requirements of environmental and other regulations. Further, the oil and gas regulatory environment could change in ways that might substantially increase these costs.

     Hydrocarbon-producing states regulate conservation practices and the protection of correlative rights. These regulations affect our operations and limit the quantity of hydrocarbons we may produce and sell. In addition, at the U.S. federal level, the Federal Energy Regulatory Commission regulates interstate transportation of natural gas under the Natural Gas Act. Other regulated matters include marketing, pricing, transportation and valuation of royalty payments.

     As an owner or lessee and operator of oil and gas properties, we are subject to various federal, state, local and foreign regulations relating to discharge of materials into, and protection of, the environment. These regulations may, among other things, impose liability on us for the cost of pollution clean-up resulting from operations, subject us to liability for pollution damages, and require suspension or cessation of operations in affected areas. Changes in or additions to regulations regarding the protection of the environment could hurt our business.

     One of the responsibilities of owning and operating oil and gas properties is paying for the cost of abandonment. Upon closing of our acquisition of the North Sea properties, we have agreed to assume BP's abandonment obligation for those properties, the cost of which we took into consideration in determining the purchase price. Effective January 1, 2003, exploration and production companies are required to reflect abandonment costs as a liability on their balance sheets.

     Our purchase of the North Sea properties does not relieve BP of its liabilities if we do not satisfy our abandonment obligation. To ensure our payment of those costs, we have agreed to deliver a letter of credit to BP if the rating of our senior unsecured debt is lowered by both Moody's and Standard & Poor's. Any such letter of credit would be in an amount equal to the net present value of future abandonment costs of the North Sea properties as of the date of any such ratings change. If we are obligated to provide a letter of credit, it will expire if either rating agency restores its rating to the present level.

OUR BUSINESS COULD BE HARMED BY COMPETITION WITH OTHER COMPANIES.

     The oil and gas industry is highly competitive, and our business could be harmed by competition with other companies. Because oil and gas are fungible commodities, our principal form of competition is price competition. We strive to maintain the lowest finding and production costs possible to maximize profits. In addition, as an independent oil and gas company, we frequently compete for reserve acquisitions, exploration leases, licenses, concessions and marketing agreements against companies with financial and other resources substantially larger than we possess. Many of our competitors have established strategic long-term positions and maintain strong governmental relationships in countries in which we may seek new entry.

WE DO NOT INSURE AGAINST ALL POTENTIAL LOSSES AND COULD BE SERIOUSLY HARMED BY UNEXPECTED LIABILITIES.

     Exploration for and production of oil and natural gas can be hazardous, involving natural disasters and other unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can damage or destroy wells or production facilities, injure or kill people, and damage property and the environment. We maintain insurance against many potential losses or liabilities arising from our operations in accordance with customary industry practices and in amounts that we believe to be prudent. However, our insurance does not protect us against all operational risks.

OUR HEDGING ACTIVITIES MAY PREVENT US FROM BENEFITING FROM PRICE INCREASES AND MAY EXPOSE US TO OTHER RISKS.

     To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of price increases above the levels of the hedges. In addition, we are subject to risks associated with differences in prices at different locations, particularly where transportation constraints restrict our ability to deliver oil and gas volumes to the delivery point to which the hedging transaction is indexed.

THE PENDING BP TRANSACTIONS MIGHT NOT BE CONSUMMATED AS EXPECTED.

     The BP transactions have received all necessary corporate approvals and are not conditioned upon financing, but are subject to customary closing conditions, regulatory approvals under the U.S. Hart-Scott-Rodino Act and, in the case of the North Sea properties, U.K. regulatory and other approvals. We expect to satisfy those remaining conditions. Owners of other working interests in certain of the Gulf of Mexico properties have preferential rights to purchase portions of the interests we expect to acquire from BP that, if exercised, would reduce the interests we purchase in those fields and the purchase price we would pay.

     While we expect that the BP transactions will be closed and funded, we cannot be sure that the transactions will be completed.

WHEN WE ACQUIRE OIL AND GAS PROPERTIES, SUCH AS THOSE FROM BP, OUR FAILURE TO FULLY IDENTIFY AND CORRECTLY EVALUATE POTENTIAL PROBLEMS, TO PROPERLY ESTIMATE RESERVES OR PRODUCTION RATES OR COSTS, OR TO EFFECTIVELY INTEGRATE THE ACQUIRED OPERATIONS COULD SERIOUSLY HARM US.

     We are actively engaged in acquiring oil and gas properties. When we acquire properties, such as those from BP, our failure to fully identify potential problems, to properly estimate reserves or production rates or costs, or to effectively integrate the acquired operations could seriously harm us.

     Although we perform reviews of acquired properties and applicable records and contracts that we believe are consistent with industry practices, we do not review in depth every individual property involved in each acquisition. Ordinarily we focus on higher-value properties and sample the remainder. However, even a detailed review of properties and applicable records and contracts may not necessarily reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Our review may not sufficiently identify or evaluate applicable contracts under which third parties may assert preferential rights to purchase some of the properties that we believe we have acquired, rights to change or contest the operatorship of acquired properties, or rights with respect to acquired properties under agreements providing for areas of mutual interest. Even when we identify such third party rights, we may not correctly evaluate their applicability or potential consequences because of uncertain legal standards and for other reasons.

     Even when problems are identified, we often assume environmental and other risks and liabilities in connection with acquired properties. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs with respect to acquired properties. Actual results may vary substantially from those assumed in the estimates. In addition, acquisitions may have adverse effects on our operating results, particularly during the periods in which the operations of acquired businesses are being integrated into our ongoing operations.

OUR NON-U.S. OPERATIONS, ESPECIALLY IN DEVELOPING COUNTRIES, ARE SUBJECT TO INCREASED RISKS AND UNCERTAINTIES.

     Our non-U.S. oil and natural gas exploration, development and production activities are subject to:

      -- political and economic uncertainties, including, among others, changes, sometimes frequent or marked, in governmental energy policies or the personnel administering them;

      --   expropriation of property;

      --   cancellation or modification of contract rights;

      --   foreign exchange restrictions;

      --   currency fluctuations;

      -- risks of loss due to civil strife, acts of war, guerrilla activities and insurrection;

      --   royalty and tax increases; and

      -- other risks arising out of foreign governmental sovereignty over the areas in which our operations are conducted.

These risks may be higher in the developing countries in which we conduct these activities. Consequently, our non-U.S. exploration, development and production activities may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, in the event of a dispute arising from our non-U.S. operations, we may be subject to the exclusive jurisdiction of courts outside the United States or may not be successful in subjecting non-U.S. persons to the jurisdiction of the courts in the United States, which could adversely affect the outcome of the dispute.

A DECLINE IN THE CONDITION OF THE CAPITAL MARKETS OR A SUBSTANTIAL RISE IN INTEREST RATES COULD HARM US.

     If the condition of the capital markets utilized by us to finance our operations materially declines, we might not be able to finance our operations on terms we consider acceptable. In addition, a substantial rise in interest rates would decrease our net cash flows.

ADVERSE CHANGES IN THE EXCHANGE RATES WITH SOME FOREIGN CURRENCIES COULD HARM
US.

     Our cash flow stream relating to certain international operations is based on the U.S. dollar equivalent of cash flows measured in foreign currencies. Australian gas production is sold under fixed-price Australian dollar contracts and over half the costs incurred are paid in Australian dollars. Revenue and disbursement transactions denominated in Australian dollars are converted to U.S. dollar equivalents based on the exchange rate on the transaction date. Reported cash flow relating to Canadian operations is based on cash flows measured in Canadian dollars converted to the U.S. dollar equivalent based on the average of the Canadian and U.S. dollar exchange rates for the period reported. Substantially all of our international transactions, outside of Canada and Australia, are denominated in U.S. dollars.

     A decrease in value of 10 percent in the Canadian dollar, the Australian dollar and Polish zloty relative to the U.S. dollar from the September 30, 2002 exchange rates would result in a foreign currency loss of approximately $16.0 million, based on September 30, 2002 amounts.

     The U.S. and Canadian energy markets continue to evolve into a single energy market. In light of this continuing transformation, we adopted the U.S. dollar as our functional currency in Canada, effective October 1, 2002. The U.S. dollar is now the functional currency for all our foreign operations.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

     If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of common stock, the market price of our common stock could significantly decline. All of the shares offered by this prospectus supplement and the accompanying prospectus will be freely tradable without restriction or further registration under the federal securities laws unless purchased by an "affiliate," as that term is defined in Rule 144 under the Securities Act of 1933. The outstanding shares subject to lock-up agreements between certain of our directors and executive officers and the underwriters may be sold 90 days after the effective date of this offering, except as noted in "Underwriting."

OUR STOCKHOLDER RIGHTS PLAN, CHARTER, BYLAWS, DELAWARE LAW AND OUR DEBT SECURITIES DISCOURAGE UNSOLICITED TAKEOVER PROPOSALS AND COULD PREVENT YOU FROM REALIZING A PREMIUM FOR YOUR COMMON STOCK.

     We have a stockholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the stockholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, our charter, bylaws, Delaware law and our debt securities contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. The stockholder rights plan and these provisions are described in "Description of Capital Stock--Stockholder Rights Plan" beginning on page 11 of the accompanying prospectus, and in "--Anti-Takeover Effect of Provisions of Apache's Charter and Bylaws and Delaware Law" beginning on page 13 of the accompanying prospectus. Our obligation to purchase our debt securities upon a change in control is described in "Description of Debt Securities--We Are Obligated to Purchase Debt Securities Upon a Change in Control" beginning on page 27 of the accompanying prospectus.

     Together these provisions and the stockholder rights plan may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for your common stock.

INVESTORS IN OUR SECURITIES MAY ENCOUNTER DIFFICULTIES IN OBTAINING, OR MAY BE UNABLE TO OBTAIN, RECOVERIES FROM ARTHUR ANDERSEN WITH RESPECT TO ITS AUDITS OF OUR FINANCIAL STATEMENTS.

     On March 14, 2002, our previous independent public accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp. On June 15, 2002, a jury returned with a guilty verdict against Arthur Andersen following a trial. As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent public accountant. On March 29, 2002, we decided not to engage Arthur Andersen as our independent auditors, and engaged Ernst & Young LLP to serve as our new independent auditors for 2002. However, we are incorporating in this prospectus supplement and the accompanying prospectus financial statements for 2001, 2000 and 1999 that were audited by Arthur Andersen. Investors in our securities may encounter difficulties in obtaining, or be unable to obtain, from Arthur Andersen with respect to its audits of our financial statements relief that may be available to investors under the federal securities laws against auditing firms.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference contain statements that constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts, including, without limitation, those relating to our future financial position, business strategy, budgets, reserve information, projected levels of production, projected costs and plans and objectives of management for future operations, are forward-looking statements.

     Words such as "expect," "anticipate," "estimate," "intend," "plan," "believe" and similar expressions are intended to identify forward-looking statements.

     Although we believe our expectations reflected in forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

      --   the market prices of oil and gas;

      -- uncertainty of drilling results, reserve estimates and reserve replacement;

      --   operating uncertainties and hazards;

      --   economic and competitive conditions;

      --   natural disasters and other changes in business conditions;

      --   inflation rates;

      --   legislative and regulatory changes;

      --   financial market conditions;

      --   accuracy, completeness and veracity of information received from BP;

      --   wars and acts of terrorism or sabotage;

      --   political and economic uncertainties of foreign governments; and

      --   future business decisions.

Additional factors are discussed under "Risk Factors" beginning on page S-7 of this prospectus supplement.

     In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     We estimate the net proceeds from the offering of common stock to be approximately $337.5 million, or $388.2 million if the underwriters' over-allotment option is exercised in full, assuming an offering price of $56.60 per share and after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us.

     We intend to use the net proceeds from the offering, together with cash on hand, net cash generated from operations and short-term and long-term borrowings, to fund the cash requirements of the pending BP transactions. Pending such use, we will use the net proceeds of the offering to repay indebtedness under our commercial paper facilities and our money market lines of credit in the ordinary course of our business or to make short-term investments. The amount of repayment of indebtedness will depend, in part, on the closing of the BP transactions. We will use any net proceeds not used to finance the BP transactions for general corporate purposes. As of December 31, 2002, we had $271.4 million face amount of commercial paper discounted at an average weighted rate of 1.35 percent per annum and $8.9 million principal amount outstanding under our money market lines of credit bearing interest at a variable rate of LIBOR plus 15 basis points.

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 2002, our cash and cash equivalents and capitalization on:

      --   an actual basis; and

      -- an as adjusted basis giving effect to our receipt of the estimated net proceeds from the sale of the shares we are selling in the offering and the application of the net proceeds pending the closing of the BP transactions.

     The as adjusted cash and cash equivalents and capitalization amounts assume that the over-allotment option is not exercised. The as adjusted amounts do not reflect the effects of our acquisitions in the fourth quarter of 2002, which are not material to our capitalization, or the financing of the pending BP transactions. The as adjusted amounts are based on a common stock per share price of $56.60, which was the last reported sale price of our common stock on the New York Stock Exchange on January 10, 2003. The table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                             AS OF SEPTEMBER 30, 2002
                                                             ------------------------
                                                               ACTUAL     AS ADJUSTED
                                                             ----------   -----------
                                                                   (UNAUDITED)
                                                                  (IN THOUSANDS)
Cash and Cash Equivalents..................................  $  167,471   $  220,167
                                                             ==========   ==========
Total Debt:
Apache:
  7.95% notes due 2026.....................................  $  178,609   $  178,609
  7.625% debentures due 2096...............................     149,175      149,175
  7.625% notes due 2019....................................     149,127      149,127
  7.375% debentures due 2047...............................     148,009      148,009
  7.7% notes due 2026......................................      99,659       99,659
  7.0% notes due 2018......................................     148,432      148,432
  6.25% notes due 2012.....................................     397,255      397,255
  Money market lines of credit and commercial paper........     284,800           --
Subsidiary and other obligations:
  Apache Finance Australia 6.5% notes due 2007.............     169,228      169,228
  Apache Finance Australia 7.0% notes due 2009.............      99,521       99,521
  Apache Finance Canada 7.75% notes due 2029...............     297,011      297,011
  Fletcher Notes...........................................       5,356        5,356
  Apache Clearwater, Inc. .................................      37,000       37,000
                                                             ----------   ----------
          Total debt.......................................   2,163,182    1,878,382
                                                             ----------   ----------
Preferred Interests of Subsidiaries........................     436,415      436,415
                                                             ----------   ----------
Shareholders' Equity:
  Series B preferred stock.................................      98,387       98,387
  Common stock.............................................     184,974      192,724
  Paid-in capital..........................................   3,038,248    3,367,994
  Retained earnings........................................   1,658,081    1,658,081
  Treasury stock...........................................    (110,616)    (110,616)
  Accumulated other comprehensive income...................    (107,914)    (107,914)
                                                             ----------   ----------
          Total shareholders' equity.......................   4,761,160    5,098,656
                                                             ----------   ----------
          Total capitalization.............................  $7,360,757   $7,413,453
                                                             ==========   ==========

                          PRICE RANGE OF COMMON STOCK

     Our common stock is listed for trading on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "APA." The following table sets forth on a per share basis the high and low sales prices for our common stock for the quarters indicated. Prices shown are from the New York Stock Exchange Composite Transactions Reporting System.

                                                                HIGH       LOW
                                                              --------   --------
2000:
  First Quarter.............................................  $46.8181   $29.2045
  Second Quarter............................................   55.9090    40.0000
  Third Quarter.............................................   61.5341    42.1591
  Fourth Quarter............................................   67.4432    46.8182
2001:
  First Quarter.............................................  $66.2500   $49.2727
  Second Quarter............................................   60.7272    43.6818
  Third Quarter.............................................   49.4454    34.7727
  Fourth Quarter............................................   50.1182    36.9000
2002:
  First Quarter.............................................  $  58.20   $  44.36
  Second Quarter............................................     60.09      52.57
  Third Quarter.............................................     59.99      45.07
  Fourth Quarter............................................     60.64      49.44

     On January 10, 2003, the last reported sale price for our common stock on the New York Stock Exchange was $56.60 per share. Stockholders should obtain current market quotations before making any decision with respect to an investment in our common stock.

     At December 31, 2002, there were 144,050,678 shares of our common stock outstanding, held by approximately 9,000 shareholders of record.

     Prices shown and shares outstanding exclude the shares issuable as a result of the 5 percent stock dividend declared on December 18, 2002.

                                DIVIDEND POLICY

     We have paid cash dividends on our common stock for 36 consecutive years through December 31, 2002. We increased the annual stock dividend to $.40 per share in 2002. On December 18, 2002, we declared a special 5 percent common stock dividend to be paid on April 2, 2003, to stockholders of record on March 12, 2003. We also declared a cash dividend on our common stock of $.10 per share to be paid on February 21, 2003, to stockholders of record on January 22, 2003. Although we expect to continue the payment of dividends at that level, future dividend payments will depend upon our level of earnings, financial requirements and other relevant factors.

     In December 1995, we declared a dividend of one preferred stock purchase right for each share of our common stock outstanding on January 31, 1996 or issued after that date. These rights are more fully described on pages 11 and 12 of the accompanying prospectus.

                     MATERIAL U.S. FEDERAL TAX CONSEQUENCES
                      TO NON-U.S. HOLDERS OF COMMON STOCK

     The following is a summary of material U.S. federal income and estate tax consequences expected to result under current law from the purchase, ownership and taxable disposition of common stock by non-U.S. holders of common stock. A "non-U.S. holder" is any person or entity other than one who is for U.S. federal income tax purposes:

      --   a citizen or resident of the United States;

      -- a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof;

      -- an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

      -- a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

     This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances, such as a valid election to be treated as a U.S. person, or to non-U.S. holders that may be subject to special treatment under U.S. federal income tax laws. This summary does not discuss any aspect of state, local or foreign taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the Internal Revenue Service and other applicable authorities, all of which are subject to change, possibly with retroactive effect. In this prospectus supplement, the Internal Revenue Code of 1986, as amended, is called the "Code." Prospective purchasers of common stock are advised to consult their tax advisors regarding the U.S. federal, state and local, and non-U.S. income and other tax consequences of acquiring, holding and disposing of common stock.

DIVIDENDS

     Apache pays cash dividends on its common stock. Any dividends paid to a non-U.S. holder on shares of common stock will be subject to withholding of U.S. federal income tax at a rate of 30 percent, unless a lower rate is prescribed under an applicable tax treaty. U.S. federal income tax withholding will not be required, however, if the dividends are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States or, in the case of an applicable tax treaty, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder. Dividends that are effectively connected with the conduct of a trade or business within the United States, or are attributable to a U.S. permanent establishment will be subject to U.S. federal income tax on a net income basis which is not collected by withholding provided the non-U.S. holder files the appropriate certification with Apache or its agent. Any dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business within the United States may also be subject to a "branch profits tax" at a rate of 30 percent or such lower rate as may be specified by an applicable tax treaty.

     For purposes of the withholding tax rules discussed above and for purposes of determining the applicability of a tax treaty rate under current Treasury Regulations, dividends paid to an address outside the United States will be presumed to be paid to a resident of the country of address, unless the payor has knowledge to the contrary. Under Treasury Regulations (referred to as "final regulations") that are effective for payments made after December 31, 2000, a non-U.S. holder of common stock who wishes to claim the benefit of a tax treaty rate is required to satisfy applicable certification and other requirements. In addition, under the final regulations, in the case of common stock held by a foreign partnership:

      -- the certification requirement is generally applied to the partners of the partnership; and

      -- the partnership is required to provide certain information, including a U.S. taxpayer identification number.

     A non-U.S. holder of common stock that is eligible for a reduced rate of U.S. federal income tax withholding pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service.

SALE OR DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of any gain recognized on the sale or other taxable disposition of common stock so long as:

      -- the gain is not effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States and, under an applicable tax treaty, is not attributable to a U.S. permanent establishment maintained by the non-U.S. holder;

      -- in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, either:

           -- such holder is not present in the United States for 183 or more days during the taxable year of the disposition; or

           -- such holder does not have a "tax home" in the United States for U.S. federal income tax purposes and such holder does not maintain an office or other fixed place of business in the United States to which such gain is attributable;

      -- such non-U.S. holder is not subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain U.S. expatriates; and

      -- the common stock continues to be "regularly traded on an established securities market" for U.S. federal income tax purposes and the non-U.S. holder has not held, directly or indirectly, at any time during the five-year period ending on the date of disposition (or, if shorter, the non-U.S. holder's holding period) more than five percent of the outstanding common stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Apache must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a treaty or information exchange agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under current law, U.S. backup withholding tax, which is a withholding tax at the applicable statutory rate on certain payments to persons who fail to furnish the information required under U.S. information reporting requirements, generally will not apply to dividends paid on common stock to a non-U.S. holder at an address outside the United States unless the payor has knowledge that the payee is a U.S. person. However, under the final regulations, dividends paid on common stock after December 31, 2000, may be subject to backup withholding unless applicable certification requirements are satisfied.

     Payment of the proceeds from a sale of common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. Payment of the proceeds from a sale of common stock to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, if such broker is a U.S. person, a "controlled foreign corporation" or a foreign person that derives 50 percent or more of its gross income from the conduct of a trade or business in the United States, such payment will be subject to information reporting, but currently not backup withholding, unless such broker has documentary evidence in its records that the owner is a non-U.S. holder and certain other conditions are met or the owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be credited against the non-U.S. holder's federal income tax liability, if any, or refunded, provided the required information is furnished to the Internal Revenue Service.

ESTATE TAX

     The fair market value of common stock owned, or treated as owned, by an individual at the time of his death will be includable in his gross estate for U.S. federal estate tax purposes and thus may be subject to U.S. federal estate tax, even though the individual at the time of death is neither a citizen of nor domiciled in the United States, unless an applicable estate tax treaty provides otherwise.

GROWTH AND JOBS PLAN PROPOSED BY PRESIDENT BUSH ON JANUARY 7, 2003

     President George W. Bush recently proposed a new tax plan that, if enacted, would eliminate U.S. federal income tax on certain dividends paid on common stock by corporations that pay U.S. federal income tax. Under the proposal, dividends would not be subject to U.S. federal income tax if (i) they are paid from profits earned by corporations in 2002 or later, and (ii) the corporation has paid U.S. federal income tax on such profits. As currently proposed, President Bush's plan, if enacted, would require us, upon payment of dividends, to inform shareholders of the amount of the dividend that would be "tax-free" under the plan. The current proposal does not include sufficient detail to permit us to determine what effect, if any, the proposal would have on the withholding requirements applicable to non-U.S. persons who own shares of our common stock. The proposal is preliminary in nature and must be reduced to legislation that will be proposed in Congress. There can be no assurance that the proposal will be enacted into law.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as the representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our common stock indicated below:

NAME                                                           NUMBER OF SHARES
----                                                           ----------------
Morgan Stanley & Co. Incorporated...........................
Salomon Smith Barney Inc. ..................................
RBC Dain Rauscher Inc. .....................................
Robert W. Baird & Co. Incorporated..........................
A.G. Edwards & Sons, Inc. ..................................
Petrie Parkman & Co., Inc...................................
Raymond James & Associates, Inc. ...........................
                                                                  ----------
Total.......................................................       6,200,000
                                                                  ==========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are purchased. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that
represents a concession not in excess of $      a share under the public
offering price. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     The following table shows public offering price, underwriting discount and proceeds before expenses to Apache. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                   TOTAL
                                                        ----------------------------
                                            PER SHARE   WITHOUT OPTION   WITH OPTION
                                            ---------   --------------   -----------
Public offering price.....................     $              $              $
Underwriting discounts and commissions....     $              $              $
Proceeds, before expenses, to Apache......     $              $              $

     The expenses of this offering, not including the underwriting discount and commissions, are estimated at $265,000 and are payable by Apache.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 930,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock hereby. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the next preceding table bears to the total number of shares of common stock listed next to the name of all underwriters in the next preceding table.

     We and our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we, he or she will not, during the period ending 90 days after the date of this prospectus supplement:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or file any registration statement under the Securities Act of 1933 with respect to the foregoing; or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, our directors and executive officers have agreed that, without the prior consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, they will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

     The restrictions described in the preceding paragraph do not apply to:

      -- the sale of shares to the underwriters pursuant to the underwriting agreement;

      -- transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering;

      -- any shares of common stock issued pursuant to our existing dividend reinvestment program;

      -- the grant of options or common stock under our stock and incentive plans as in effect at the date hereof or the issuance of shares of our common stock under our non-employee director stock plan or dividend reinvestment plan;

      -- the issuance by us of shares of our common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date hereof and disclosed in this prospectus supplement and the accompanying prospectus; or

      -- the issuance by us of shares of our common stock in connection with a purchase of assets or other transaction described in this prospectus supplement and the accompanying prospectus.

     In addition, the restrictions on our directors and executive officers do not apply to the sale of shares of common stock upon the exercise of options for less than 9,000 shares of common stock held by one of our executive officers under our stock and incentive plans, which options will expire within 90 days of the date of this prospectus supplement, or any transfer or disposition of common stock to Apache pursuant to a cashless exercise of an option to purchase common stock granted pursuant to a benefit plan and existing as of the date of this prospectus supplement.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     In the ordinary course of their business, certain of the underwriters and their respective affiliates have provided, or may in the future provide, investment banking and other financial services to us or our subsidiaries, including underwriting, the provision of financial advice and the extension of credit. These underwriters and their affiliates have received, and may in the future receive, customary fees and commissions for their services. Morgan Stanley has performed investment banking and other financial services for Apache and has received compensation for these services, which included services to Apache in connection with the BP transactions. Salomon Smith Barney Inc. acted as co-arranger on the $1.5 billion global credit facility that we entered into on June 3, 2002.

     We have agreed to indemnify the underwriters against a variety of liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     Chamberlain, Hrdlicka, White, Williams & Martin, Houston, Texas, our outside legal counsel, and our Vice President and Associate General Counsel, Eric L. Harry, or our Attorney and Assistant Secretary, Jeffrey B. King, will issue opinions about some legal matters in connection with the offering. As of December 31, 2002, Mr. Harry owned 5,060 shares of common stock through Apache's 401(k) savings plan, held 3,300 restricted shares of common stock (none of which was vested), held employee stock options to purchase 11,826 shares of common stock (of which options to purchase 9,020 shares were currently exercisable) and held conditional grants covering 9,382 shares of common stock (none of which was vested). As of December 31, 2002, Mr. King owned 102 shares of common stock through Apache's 401(k) savings plan, held employee stock options to purchase 10,108 shares of common stock (of which options to purchase 4,082 shares were currently exercisable) and held conditional grants covering 6,379 shares of common stock (none of which was vested). Sidley Austin Brown & Wood LLP, New York, New York, will issue an opinion about some legal matters in connection with the offering for the underwriters.

                                    EXPERTS

     The audited consolidated financial statements of Apache Corporation incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts accounting and auditing in giving said report.

     On March 29, 2002, we decided not to engage Arthur Andersen as our independent auditors, and engaged new independent auditors for 2002. See "Risk Factors--Investors in our securities may encounter difficulties in obtaining, or may be unable to obtain, recoveries from Arthur Andersen with respect to its audits of our financial statements."

             WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

     We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC public reference room located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     You may also inspect and copy our SEC filings, the complete registration statement and other information at the offices of the New York Stock Exchange located at 20 Broad Street, 16th Floor, New York, New York 10005.

     We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

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